UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                               SCHEDULE 13G
                           (Rule 13d-102)

                Information Statement Pursuant
                    to Rules 13d-1 and 13d-2

                     Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*

                    Healthcare Financial Partners, Inc. (HCFP)

                               (Name of Issuer)

                    Common Stock, par value $.01 per share

                       (Title of Class of Securities)

                            CUSIP No. 42219W108
                               (CUSIP Number)

          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
          Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).

               PAGE

                            SCHEDULE 13G

          CUSIP NO. 42219W108

          1    Name of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person

               Farallon Capital Partners, L.P.

          2    Check the Appropriate Box if a Member of a Group*

               (a)

               (b) /x/

          3    SEC Use Only

          4    Citizenship or Place of Organization

               California

               Number of Shares Beneficially Owned By Each
               Reporting Person With

          5    Sole Voting Power

               -0-

          6    Shared Voting Power

               338,964

          7    Sole Dispositive Power

               -0-

          8    Shared Dispositive Power

               338,964

          9 Aggregate Amount Beneficially Owned By Each Report-ing Person

               338,964

          10   Check Box if the Aggregate Amount in Row (9)
               Excludes Certain Shares*

          11   Percent of Class Represented by Amount in Row (9)

               3.5%

          12   Type of Reporting Person*

               PN

               *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

          CUSIP NO. 42219W108

          1    Name of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person

               R.R. Capital Partners, L.P.

          2    Check the Appropriate Box if a Member of a Group*

               (a)

               (b) /x/

          3    SEC Use Only

          4    Citizenship or Place of Organization

               Delaware

               Number of Shares Beneficially Owned By Each
               Reporting Person With

          5    Sole Voting Power

               -0-

          6    Shared Voting Power

               60,529

          7    Sole Dispositive Power

               -0-

          8    Shared Dispositive Power

               60,529

          9    Aggregate Amount Beneficially Owned By Each
               Reporting Person

               60,529

          10   Check Box if the Aggregate Amount in Row (9)
               Excludes Certain Shares*

          11   Percent of Class Represented by Amount in Row (9)

               0.6%

          12   Type of Reporting Person*

               PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

          CUSIP NO. 42219W108

          1    Name of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person

               Farallon Partners, L.L.C.

          2    Check the Appropriate Box if a Member of a Group*

               (a)

               (b) /x/

          3    SEC Use Only

          4    Citizenship or Place of Organization

               Delaware

               Number of Shares Beneficially Owned By Each
               Reporting Person With

          5    Sole Voting Power

               -0-

          6    Shared Voting Power

               399,493

          7    Sole Dispositive Power

               -0-

          8    Shared Dispositive Power

               399,493

          9    Aggregate Amount Beneficially Owned By Each
               Reporting Person

               399,493

          10   Check Box if the Aggregate Amount in Row (9)
               Excludes Certain Shares*

          11   Percent of Class Represented by Amount in Row (9)

               4.1%

          12   Type of Reporting Person*

               00

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

               PAGE

                            SCHEDULE 13G


          CUSIP NO. 42219W108

          1    Name of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person

               Enrique H. Boilini

          2    Check the Appropriate Box if a Member of a Group*

               (a)

               (b) /x/

          3    SEC Use Only

          4    Citizenship or Place of Organization

               Argentina

               Number of Shares Beneficially Owned By Each
               Reporting Person With

          5    Sole Voting Power

               -0-

          6    Shared Voting Power

               399,493

          7    Sole Dispositive Power

               -0-

          8    Shared Dispositive Power

               399,493

          9    Aggregate Amount Beneficially Owned By Each
               Reporting Person

               399,493

          10   Check Box if the Aggregate Amount in Row (9)
               Excludes Certain Shares*

          11   Percent of Class Represented by Amount in Row (9)

               4.1%

          12   Type of Reporting Person*

               IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            SCHEDULE 13G


          CUSIP NO. 42219W108

          1    Name of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person

               David I. Cohen

          2    Check the Appropriate Box if a Member of a Group*

               (a)

               (b) /x/

          3    SEC Use Only

          4    Citizenship or Place of Organization

               South Africa

               Number of Shares Beneficially Owned By Each
               Reporting Person With

          5    Sole Voting Power

               -0-

          6    Shared Voting Power

               399,493

          7    Sole Dispositive Power

               -0-

          8    Shared Dispositive Power

               399,493

          9    Aggregate Amount Beneficially Owned By Each
               Reporting Person

               399,493

          10   Check Box if the Aggregate Amount in Row (9)
               Excludes Certain Shares*

          11   Percent of Class Represented by Amount in Row (9)

               4.1%

          12   Type of Reporting Person*

               IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

          CUSIP NO. 42219W108

          1    Name of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person

               Joseph F. Downes

          2    Check the Appropriate Box if a Member of a Group*

               (a)

               (b) /x/

          3    SEC Use Only

          4    Citizenship or Place of Organization

               United States

               Number of Shares Beneficially Owned By Each
               Reporting Person With

          5    Sole Voting Power

               -0-

          6    Shared Voting Power

               399,493

          7    Sole Dispositive Power

               -0-

          8    Shared Dispositive Power

               399,493

          9    Aggregate Amount Beneficially Owned By Each
               Reporting Person

               399,493

          10   Check Box if the Aggregate Amount in Row (9)
               Excludes Certain Shares*

          11   Percent of Class Represented by Amount in Row (9)

               4.1%

          12   Type of Reporting Person*

               IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

               PAGE

                                 SCHEDULE 13G

          CUSIP NO. 42219W108

          1    Name of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person

               Fleur E. Fairman

          2    Check the Appropriate Box if a Member of a Group*

               (a)

               (b) /x/

          3    SEC Use Only

          4    Citizenship or Place of Organization

               United States

               Number of Shares Beneficially Owned By Each
               Reporting Person With

          5    Sole Voting Power

               -0-

          6    Shared Voting Power

               399,493

          7    Sole Dispositive Power

               -0-

          8    Shared Dispositive Power

               399,493

          9    Aggregate Amount Beneficially Owned By Each
               Reporting Person

               399,493

          10   Check Box if the Aggregate Amount in Row (9)
               Excludes Certain Shares*

          11   Percent of Class Represented by Amount in Row (9)

               4.1%

          12   Type of Reporting Person*

               IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            SCHEDULE 13G



          CUSIP NO. 42219W108

          1    Name of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person

               Jason M. Fish

          2    Check the Appropriate Box if a Member of a Group*

               (a)

               (b) /x/

          3    SEC Use Only

          4    Citizenship or Place of Organization

               United States

               Number of Shares Beneficially Owned By Each
               Reporting Person With

          5    Sole Voting Power

               -0-

          6    Shared Voting Power

               399,493

          7    Sole Dispositive Power

               -0-

          8    Shared Dispositive Power

               399,493

          9    Aggregate Amount Beneficially Owned By Each
               Reporting Person

               399,493

          10   Check Box if the Aggregate Amount in Row (9)
               Excludes Certain Shares*

          11   Percent of Class Represented by Amount in Row (9)

               4.1%

          12   Type of Reporting Person*

               IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

               PAGE

                                  SCHEDULE 13G


          CUSIP NO. 42219W108

          1    Name of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person

               Andrew B. Fremder

          2    Check the Appropriate Box if a Member of a Group*

               (a)

               (b) /x/

          3    SEC Use Only

          4    Citizenship or Place of Organization

               United States

               Number of Shares Beneficially Owned By Each
               Reporting Person With

          5    Sole Voting Power

               -0-

          6    Shared Voting Power

               399,493

          7    Sole Dispositive Power

               -0-

          8    Shared Dispositive Power

               399,493

          9    Aggregate Amount Beneficially Owned By Each
               Reporting Person

               399,493

          10   Check Box if the Aggregate Amount in Row (9)
               Excludes Certain Shares*

          11   Percent of Class Represented by Amount in Row (9)

               4.1%

          12   Type of Reporting Person*

               IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

               PAGE

                                  SCHEDULE 13G

          CUSIP NO. 42219W108

          1    Name of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person

               William F. Mellin

          2    Check the Appropriate Box if a Member of a Group*

               (a)

               (b) /x/

          3    SEC Use Only

          4    Citizenship or Place of Organization

               United States

               Number of Shares Beneficially Owned By Each
               Reporting Person With

          5    Sole Voting Power

               -0-

          6    Shared Voting Power

               399,493

          7    Sole Dispositive Power

               -0-

          8    Shared Dispositive Power

               399,493

          9    Aggregate Amount Beneficially Owned By Each
               Reporting Person

               399,493

          10   Check Box if the Aggregate Amount in Row (9)
               Excludes Certain Shares*

          11   Percent of Class Represented by Amount in Row (9)

               4.1%

          12   Type of Reporting Person*

               IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

          CUSIP NO. 42219W108

          1    Name of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person

               Stephen L. Millham

          2    Check the Appropriate Box if a Member of a Group*

               (a)

               (b) /x/

          3    SEC Use Only

          4    Citizenship or Place of Organization

               United States

               Number of Shares Beneficially Owned By Each
               Reporting Person With

          5    Sole Voting Power

               -0-

          6    Shared Voting Power

               399,493

          7    Sole Dispositive Power

               -0-

          8    Shared Dispositive Power

               399,493

          9    Aggregate Amount Beneficially Owned By Each
               Reporting Person

               399,493

          10   Check Box if the Aggregate Amount in Row (9)
               Excludes Certain Shares*

          11   Percent of Class Represented by Amount in Row (9)

               4.1%

          12   Type of Reporting Person*

               IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       SCHEDULE 13G

          CUSIP NO. 42219W108

          1    Name of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person

               Meridee A. Moore

          2    Check the Appropriate Box if a Member of a Group*

               (a)

               (b) /x/

          3    SEC Use Only

          4    Citizenship or Place of Organization

               United States

               Number of Shares Beneficially Owned By Each
               Reporting Person With

          5    Sole Voting Power

               -0-

          6    Shared Voting Power

               399,493

          7    Sole Dispositive Power

               -0-

          8    Shared Dispositive Power

               399,493

          9    Aggregate Amount Beneficially Owned By Each
               Reporting Person

               399,493

          10   Check Box if the Aggregate Amount in Row (9)
               Excludes Certain Shares*

          11   Percent of Class Represented by Amount in Row (9)

               4.1%

          12   Type of Reporting Person*

               IN

                           *SEE INSTRUCTIONS BEFORE FILLING OUT!


               PAGE

                            SCHEDULE 13G

          CUSIP NO. 42219W108

          1    Name of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person

               Thomas F. Steyer

          2    Check the Appropriate Box if a Member of a Group*

               (a)

               (b) /x/

          3    SEC Use Only

          4    Citizenship or Place of Organization

               United States

               Number of Shares Beneficially Owned By Each
               Reporting Person With

          5    Sole Voting Power

               -0-

          6    Shared Voting Power

               399,493

          7    Sole Dispositive Power

               -0-

          8    Shared Dispositive Power

               399,493

          9 Aggregate Amount Beneficially Owned By Each Report-ing Person

               399,493

          10   Check Box if the Aggregate Amount in Row (9)
               Excludes Certain Shares*

          11   Percent of Class Represented by Amount in Row (9)

               4.1%

          12   Type of Reporting Person*

               IN

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

     Item 1.  Issuer

               Item 1 of the Schedule 13G is amended and restated in its entirety as follows:

                (a)   Name of Issuer:

                      Healthcare Financial Partners, Inc.
                      ("Issuer")

                (b)   Address of Issuer's Principal Executive
                      Offices:

                      2 Wisconsin Circle
                      Suite 320
                      Chevy Chase, MD 20815

          Item 2.  Identity and Background.

               Item 2 of the Schedule 13G is amended and restated in its entirety as follows:

                A.    Farallon Capital Partners, L.P. ("FCP")

                      (a)  The information set forth in Row 1 of
                           the cover page hereto for FCP is
                           incorporated herein by reference.

                      (b)  c/o Farallon Capital Management, L.L.C.
                           One Maritime Plaza
                           Suite 1325
                           San Francisco, CA  94111

                      (c)  The information set forth in Row 4 of
                           the cover page hereto for FCP is
                           incorporated herein by reference.

                      (d)  Common Stock, par value $.01 per share
                           ("Common Stock")

                      (e)  CUSIP # 42219W108

                B.    R.R. Capital Partners, L.P. ("RR")

                      (a)  The information set forth in Row 1 of
                           the cover page hereto for RR is
                           incorporated herein by reference.

                      (b)  c/o Farallon Capital Management, L.L.C.
                           One Maritime Plaza
                           Suite 1325
                           San Francisco, CA  94111

                      (c)  The information set forth in Row 4 of
                           the cover page hereto for RR is
                           incorporated herein by reference.

               PAGE

                      (d)  Common Stock

                      (e)  CUSIP # 42219W108

                C.    Farallon Partners, L.L.C. ("FPLLC")

                      (a)  The information set forth in Row 1 of
                           the cover page hereto for FPLLC is
                           incorporated herein by reference.

                      (b)  c/o Farallon Capital Management, L.L.C.
                           One Maritime Plaza
                           Suite 1325
                           San Francisco, CA  94111

                      (c)  The information set forth in Row 4 of
                           the cover page hereto for FPLLC is
                           incorporated herein by reference.

                      (d)  Common Stock

                      (e)  CUSIP # 42219W108

                D.    Enrique H. Boilini ("Boilini")

                      (a)  The information set forth in Row 1 of
                           the cover page hereto for Boilini is
                           incorporated herein by reference.

                      (b)  c/o Farallon Capital Management, L.L.C.
                           75 Holly Hill Lane
                           Greenwich, CT 06830

                      (c)  The information set forth in Row 4 of
                           the cover page hereto for Boilini is
                           incorporated herein by reference.

                      (d)  Common Stock

                      (e)  CUSIP # 42219W108

                E.    David I. Cohen ("Cohen")

                      (a)  The information set forth in Row 1 of
                           the cover page hereto for Cohen is
                           incorporated herein by reference.

                      (b)  c/o Farallon Capital Management, L.L.C.
                           One Maritime Plaza
                           Suite 1325
                           San Francisco, CA  94111

               PAGE

                      (c)  The information set forth in Row 4 of
                           the cover page hereto for Cohen is
                           incorporated herein by reference.

                      (d)  Common Stock

                      (e)  CUSIP # 42219W108

                F.    Joseph F. Downes ("Downes")

                      (a)  The information set forth in Row 1 of
                           the cover page hereto for Downes is
                           incorporated herein by reference.

                      (b)  c/o Farallon Capital Management, L.L.C.
                           One Maritime Plaza
                           Suite 1325
                           San Francisco, CA  94111

                      (c)  The information set forth in Row 4 of
                           the cover page hereto for Downes is
                           incorporated herein by reference.

                      (d)  Common Stock

                      (e)  CUSIP # 42219W108

                G.    Fleur E. Fairman ("Fairman")

                      (a)  The information set forth in Row 1 of
                           the cover page hereto for Fairman is
                           incorporated herein by reference.

                      (b)  933 Park Avenue
                           New York, New York 10028

                      (c)  The information set forth in Row 4 of
                           the cover page hereto for Fairman is
                           incorporated herein by reference.

                      (d)  Common Stock

                      (e)  CUSIP # 42219W108

                H.    Jason M. Fish ("Fish")

                      (a)  The information set forth in Row 1 of
                           the cover page hereto for Fish is
                           incorporated herein by reference.

               PAGE

                      (b)  c/o Farallon Capital Management, L.L.C.
                           One Maritime Plaza
                           Suite 1325
                           San Francisco, CA  94111

                      (c)  The information set forth in Row 4 of
                           the cover page hereto for Fish is
                           incorporated herein by reference.

                      (d)  Common Stock

                      (e)  CUSIP # 42219W108

                I.    Andrew B. Fremder ("Fremder")

                      (a)  The information set forth in Row 1 of
                           the cover page hereto for Fremder is
                           incorporated herein by reference.

                      (b)  c/o Farallon Capital Management, L.L.C.
                           One Maritime Plaza
                           Suite 1325
                           San Francisco, CA  94111

                      (c)  The information set forth in Row 4 of
                           the cover page hereto for Fremder is
                           incorporated herein by reference.

                      (d)  Common Stock

                      (e)  CUSIP # 42219W108

                J.    William F. Mellin ("Mellin")

                      (a)  The information set forth in Row 1 of
                           the cover page hereto for Mellin is
                           incorporated herein by reference.

                      (b)  c/o Farallon Capital Management, L.L.C.
                           One Maritime Plaza
                           Suite 1325
                           San Francisco, CA  94111

                      (c)  The information set forth in Row 4 of
                           the cover page hereto for Mellin is
                           incorporated herein by reference.

                      (d)  Common Stock

                      (e)  CUSIP # 42219W108

               PAGE

                K.    Stephen L. Millham ("Millham")

                      (a)  The information set forth in Row 1 of
                           the cover page hereto for Millham is
                           incorporated herein by reference.

                      (b)  c/o Farallon Capital Management, L.L.C.
                           One Maritime Plaza
                           Suite 1325
                           San Francisco, CA  94111

                      (c)  The information set forth in Row 4 of
                           the cover page hereto for Millham is
                           incorporated herein by reference.

                      (d)  Common Stock

                      (e)  CUSIP # 42219W108

                L.    Meridee A. Moore ("Moore")

                      (a)  The information set forth in Row 1 of
                           the cover page hereto for Moore is
                           incorporated herein by reference.

                      (b)  c/o Farallon Capital Management, L.L.C.
                           One Maritime Plaza
                           Suite 1325
                           San Francisco, CA  94111

                      (c)  The information set forth in Row 4 of
                           the cover page hereto for Moore is
                           incorporated herein by reference.

                      (d)  Common Stock

                      (e)  CUSIP # 42219W108

                M.    Thomas F. Steyer ("Steyer")

                      (a)  The information set forth in Row 1 of
                           the cover page hereto for Steyer is
                           incorporated herein by reference.

                      (b)  c/o Farallon Capital Management, L.L.C.
                           One Maritime Plaza
                           Suite 1325
                           San Francisco, CA  94111

                      (c)  The information set forth in Row 4 of
                           the cover page hereto for Steyer is
                           incorporated herein by reference.

               PAGE

                      (d)  Common Stock

                      (e)  CUSIP # 42219W108

                FCP, RR, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer are each individually a "Reporting Person". The Shares reported hereby for FCP and RR are owned directly by such enti ties. FPLLC, as general partner of FCP and RR, may be deemed to be the beneficial owner of all such Shares. Each of Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC, to be the beneficial owner of all such Shares. Each of FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Shares.

          Item 4.  Ownership

               Item 4 of the Schedule 13G is amended and restated in its entirety as follows:

                (a)   Amount Beneficially Owned:

                      The information set forth in Row 9 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

                (b)   Percent of Class:

                      The information set forth in Row 11 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

                (c)   Number of shares as to which such person has:

                      (i)  sole power to vote or to direct the
                           vote:

                           The information set forth in Row 5 of
                           the cover page hereto for each
                           Reporting Person is incorporated herein
                           by reference for each such Reporting
                           Person.

                      (ii) shared power to vote or to direct the
                           vote:

                      The information set forth in Row 6 of
                           the cover page hereto for each
                           Reporting Person is incorporated herein
                           by reference for each such Reporting
                           Person.

                    (iii)  sole power to dispose or to direct the
                           disposition of:

               PAGE
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                           The information set forth in Row 7 of
                           the cover page hereto for each
                           Reporting Person is incorporated herein
                           by reference for each such Reporting
                           Person.

                     (iv)  shared power to dispose or to direct the
                          disposition of:

                           The information set forth in Row 8 of
                           the cover page hereto for each
                           Reporting Person is incorporated herein
                           by reference for each such Reporting
                           Person.

                The Shares reported hereby for FCP and RR are owned directly by such entities. FPLLC, as general partner of FCP and RR, may be deemed to be the beneficial owner of all such Shares. Each of Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC, to be the beneficial owner of all such Shares. Each of FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Shares.

          Item 5.     Ownership of Five Percent or Less of a Class

                      Item 5 of the Schedule 13G is amended and restated in its entirety as follows:

                      If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /x/

                      As of June 30,1997, each Reporting Person may no longer be deemed to be the beneficial owner of 5% or more of the total number of Shares currently outstanding.

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                              SIGNATURES


                After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

          Dated: September 18, 1997


                              /s/ Thomas F. Steyer
                              FARALLON PARTNERS, L.L.C.,
                              on its own behalf and as
                              General Partner of
                              FARALLON CAPITAL PARTNERS, L.P.,
                              and R.R. CAPITAL PARTNERS, L.P.,
                              By Thomas F. Steyer,
                              Senior Managing Member



                              /s/ Thomas F. Steyer
                              Thomas F. Steyer,
                              individually and as
                              attorney-in-fact for each
                              of Enrique H. Boilini, David I.
                              Cohen, Joseph F. Downes,
                              Fleur E. Fairman, Jason M. Fish,
                              Andrew B. Fremder, William
                              F. Mellin, Stephen L.
                              Millham, and Meridee A. Moore.


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